                   Heller Financial, Inc. Reports Growth in
                   ----------------------------------------
                     Net Income for 1996 Nine Month Period
                     -------------------------------------
                     and Improvement in Nonearning Assets
                     ------------------------------------


     Chicago - - (October 22, 1996) -- Heller Financial, Inc. reported growth in net income for the 1996 nine month period ended September 30, 1996, as well as improvement in nonearning assets, Richard J. Almeida, Chairman and Chief Executive Officer, said today.

     Net income for the 1996 nine months was $104 million, a five percent increase over the comparable 1995 period. Third quarter 1996 net income of $35 million was unchanged from the prior year period. For both periods, net income benefited from sharply reduced credit costs, which were partially offset by a decline in operating revenues and spending for developing business.

     Highlights for the 1996 nine months and third quarter include:

 . Total lending assets and investments increased by $270 million, or 3 percent for the nine months. The post-1990 portfolio grew by 9 percent during the nine month period, led by a 29 percent increase in lending assets and investments in the company's largest product category - - asset based finance. Funds growth was offset by a $404 million, or 26 percent decrease, in the pre-1990 portfolio.

 . Operating revenues were lower for both 1996 periods largely as a result of the strategic shift in the company's portfolio mix to lower risk, lower return products and the reduction in assets in the higher yield pre-1990 portfolio. Consistent with this shift, net spread income and investment gains decreased while other sources of income such as factoring showed growth. Similarly, income of international joint ventures grew 19 percent and 22 percent for the nine months and third quarter, respectively, primarily due to strong contributions from European joint ventures.

 . Operating expenses increased 9 percent in the third quarter due to continued investment in the growing asset-based businesses.

 . The provision for losses was lower in both periods as a result of the company's on-going strong credit performance of post-1990 lending assets, coupled with a decline in writedowns and increased recoveries for the pre-1990 portfolio. The post-1990 portfolio continued to exhibit excellent credit quality requiring net writedowns of only $19 million, or approximately 30 basis points of average lending assets on an annualized basis.

 . Overall, the company's credit quality continued to improve. The ratio of total nonearning assets to total lending assets declined from 3.9 percent at June 30, 1996, to 3.6 percent at the end of the third quarter. As important, nonearnings in the post- 1990 portfolio totaled $101 million, or 1.2 percent of total lending assets, at the end of the third quarter. Reserves as a percentage of nonearning receivables were 79 percent.

     "The dynamics of a transitional year continue to play out. We have built a more balanced and diversified portfolio consisting of lower risk assets characterized by more predictable earnings," said Almeida. "We are confident that investments in our new businesses will lead to improved operating ratios and a more stable credit profile for Heller."

     Heller Financial, Inc. is a worldwide commercial financial services organization which is a wholly-owned subsidiary of The Fuji Bank, Limited, one of the world's largest banks. Heller Financial provides U.S.-based clients with cash flow financing, factoring and working capital loans, equipment financing and leasing, asset-based finance, real estate financing and equity investments. The company also operates through joint venture and wholly-owned companies located in 18 countries in Europe, Asia, Australia and Latin America. These companies specialize in factoring, asset-based finance, acquisition finance, leasing, vendor finance and trade finance.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (in millions)

                                                       September 30, 1996   December 31, 1995
Assets                                                 ------------------   -----------------
------                                                     (unaudited)

Cash and cash equivalents                                     $  446              $  599

Total receivables                                              8,314               8,085
Less:  Allowance for losses of receivables                       224                 229
                                                              ------              ------

Net receivables                                                8,090               7,856
Investments                                                      737                 693
Investments in international joint ventures                      244                 233
Other assets                                                     210                 257
                                                              ------              ------

                                                              $9,638              $9,727
                                                              ======              ======

Liabilities and Stockholders' Equity
------------------------------------

Senior debt
Commercial paper and short-term borrowings                    $2,549              $2,223
Notes and debentures                                           4,837               5,145
                                                              ------              ------

Total debt                                                     7,386               7,368

Credit balances of factoring clients                             596                 497
Other payables and accruals                                      241                 343
                                                              ------              ------

Total liabilities                                              8,223               8,208

Minority interest in equity of Heller International
  Group, Inc.                                                     54                  46

Stockholders' equity
Cumulative Perpetual Senior Preferred
  Stock, Series A                                                125                 125
Cumulative Convertible Preferred
  Stock, Series D                                                 25                  25
Common stock, additional paid-in
  capital and retained earnings                                1,300               1,234
                                                              ------              ------

Total stockholders' equity                                     1,450               1,384
                                                              ------              ------

                                                              $9,727              $9,638
                                                              ======              ======

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                 (IN MILLIONS)

                                      For the Three Months Ended      For the Nine Months Ended
                                      --------------------------      -------------------------
                                             September 30,                  September 30,
                                             -------------                  -------------
                                        1996              1995          1996             1995
                                      --------          --------      --------         --------
                                              (unaudited)                    (unaudited)
Interest income                         $198              $215          $598             $635

Interest expense                         111               117           334              348
                                        ----              ----          ----             ----

  Net interest income                     87                98           264              287

Fees and other income                     26                54            89              126

Income of international
 joint ventures                           11                 9            31               26
                                        ----              ----          ----             ----

  Operating revenues                     124               161           384              439

Operating expenses                        58                53           177              155

Provision for losses                      12                56            61              134
                                        ----              ----          ----             ----

  Income before income taxes
  and minority interest                   54                52           146              150

Income tax provision                      17                15            38               46

Minority interest in income of
  Heller International Group, Inc.         2                 2             4                5
                                        ----              ----          ----             ----

Net income                              $ 35              $ 35          $104             $ 99
                                        ====              ====          ====             ====